Filed Pursuant to Rule 433
Registration Statement No. 333-136709

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS FILES REGISTRATION
STATEMENT COVERING INVESTOR SHARES
CHESTER, N.J. (Aug. 17, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced that it has filed a registration statement covering 10,025,235 shares of common stock held by GAMI Investments, Inc., GVI Holdings, Inc., SZ Investments, L.L.C., Tullis-Dickerson Capital Focus III, L.P., TD Origen Capital Fund, L.P., TD Lighthouse Capital Fund, L.P., and Perseus-Soros BioPharmaceutical Fund, L.P. The filing was made pursuant to existing contractual obligations of the Company to register the shares following the first anniversary of the Company’s initial public offering in July 2005.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
# # #
Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.
Adams has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Adams has filed with the Securities and Exchange Commission for more complete information about Adams and this offering. You may get these documents for free by visiting www.sec.gov. Alternatively, Adams will arrange to send you the prospectus if you request it by calling (908) 879-2428.